GREAT BASIN EXPLORATION & MINING CO., INC.
                           A Development Stage Company


                          Audited Financial Statements


                             June 30, 1995 and 1994

                   GREAT BASIN EXPLORATION & MINING CO., INC.
                           A Development Stage Company
                                Table of Contents
                             June 30, 1995 and 1994

                                                                            Page
--------------------------------------------------------------------------------


Independent Auditor's Report...............................................1 - 2

Financial Statements:

         Balance Sheets....................................................3 - 4

         Statements of Operations..............................................5

         Statements of Changes in Stockholder's Deficit........................6

         Statements of Cash Flows..............................................7

Notes to Financial Statements.............................................8 - 13

Supplemental Information:

         Schedule of Abandoned Properties.....................................14

         Schedule of Unproven Properties......................................15

                          INDEPENDENT AUDITOR'S REPORT




To the Stockholder and Board of Directors
Great Basin Exploration & Mining Co., Inc.
Reno, Nevada

     We have audited the accompanying balance sheets of Great Basin Exploration & Mining Co., Inc. (a Nevada corporation), A Development Stage Company, (a wholly-owned subsidiary of Great Basin Management Co., Inc., as of June 30, 1995, and of Serem Gatro Canada Inc as of June 30, 1994), as of June 30, 1995 and 1994, and the related statements of operations and cash flows for the years ended June 30, 1995 and 1994, and for the period June 18, 1990 (Date of Inception) through June 30, 1995, and statement of changes in stockholder's equity (deficit) for the period June 13, 1990 (Date of Inception) to June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Great Basin Exploration & Mining Co., Inc., A Development Stage Company, as of June 30, 1995 and 1994, the results of its operations and cash flows for the years ended June 30, 1995 and 1994, and for the period June 18, 1990 (Date of Inception) through June 30, 1995, and the changes in stockholder's deficit for the period June 18, 1990 (Date of Inception) to June 30, 1995, in conformity with generally accepted accounting principles consistently applied.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of abandoned properties and unproven properties are presented for purposes of additional analysis and are not a required part of the basic financial statements. Such supplemental schedules have been subjected to the auditing procedures applied in the examination of the basic financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the accompanying financial statements, revenue of $60,000 has been generated by operations and the Company has incurred a net operating loss of $11,062,840 for the period June 18, 1990 (Date of Inception) through June 30, 1995. The Company is dependent upon its stockholder for monies to meet its current and future operations. Failure by the stockholder to make additional funding to the Company would substantially impair the Company's ability to realize its investment in assets through future successful operations. The Company is engaged in the exploration for mineral deposits which is a highly speculative industry. Realization of the carrying value of the assets included in the balance sheet referred to above is dependent on the Company's successful future operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





/s/
Reno, Nevada
March 1, 1996


                   GREAT BASIN EXPLORATION & MINING CO., INC.
                           A Development Stage Company
                                 Balance Sheets
                             June 30, 1995 and 1994


                                                                  1995         1994
------------------------------------------------------------------------------------

ASSETS
      Current Assets:
           Cash and cash equivalents ........................ $   1,219    $   2,956
           Accounts receivable-Mexico Gatro SA ..............       --        33,612
           Accounts receivable-Brazil .......................       --        13,006
           Prepaid expenses .................................      1,202       7,487
           Advances to employees ............................      5,395       2,104
                                                                --------    --------
               Total Current Assets .........................      7,816      59,165
                                                                --------    --------
      Fixed Assets:
           Unproven mineral properties ......................    738,293     516,939
           Vehicles .........................................     77,282     156,661
           Office furniture & equipment .....................     75,774      78,529
           Library ..........................................     52,908      52,908
           Less:  Accumulated depreciation and ..............   (131,851)   (152,591)
           amortization
                                                                --------    --------
               Net Fixed Assets .............................    812,406     652,446
                                                                --------    --------
      Other Assets:
           Deposits .........................................      4,514       6,983
           Organization costs, net of amortization...........       --           777
                                                                --------    --------
               Total Other Assets ...........................      4,514       7,760
                                                                --------    --------
               Total Assets ................................. $  824,736   $ 719,371
                                                                --------    --------


The attached auditor's report and notes should be read with the financial statements.


                                      - 3 -




                   GREAT BASIN EXPLORATION & MINING CO., INC.
                           A Development Stage Company
                                 Balance Sheets
                             June 30, 1995 and 1995


                                                                           1995          1994
------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
    Current Liabilities:
           Note payable - Serem Gatro Canada ......................  $    100,000  $        --
           Accrued expenses .......................................        18,245           --
           Accounts payable .......................................        12,117         37,392
           Current maturities of long-term debt ...................         5,758          5,174
           Fundings from stockholder - interest free ..............          --        2,598,500
           Notes payable - stockholder ............................          --        7,848,014
           Accrued interest - stockholder .........................          --          595,395
                                                                      -----------    -----------
               Total Current Liabilities ..........................       136,120     11,084,475
                                                                      -----------    -----------
    Long-Term Liabilities - Net of Current Maturities .............         1,322          6,777
                                                                      -----------    -----------
    Commitments and Contingencies .................................          --             --
                                                                      -----------    -----------
    Stockholder's Equity (Deficit)
           Capital stock, no par value, 2,500 shares authorized;
             500 shares issued and outstanding in 1995 and 1994 ...       500,000        500,000
           Paid-in-capital ........................................    11,250,134           --
           Deficit accumulated during the development stage .......   (11,062,840)   (10,871,881)
                                                                      -----------    -----------
               Total Stockholder's Equity (Deficit) ...............       687,294    (10,371,881)
                                                                      -----------    -----------
               Total Liabilities and Stockholder's Equity (Deficit)  $    824,736  $     719,371
                                                                      -----------    -----------


The attached auditor's report and notes should be read with the financial statements.


                   Great Basin Exploration & Mining Co., Inc.
                           A Development Stage Company
                             Statement of Operations

                                                                                                      June 18, 1990
                                                                                                           (Date of
                                                                                                         Inception)
                                                                          Year Ended    Year Ended          Through
                                                                            June 30,      June 30,         June 30,
                                                                                1995          1994             1995
-------------------------------------------------------------------------------------------------------------------
Revenues:

      Minerals and mineral properties ...............................   $       --      $     60,000    $     60,000
      Less: Cost of mineral properties ..............................           --           137,665         137,665
           Loss on sale of mineral properties .......................           --           (77,665)        (77,665)
                                                                        ------------    ------------    ------------
Exploration Costs and Expenses:
      Abandoned property costs ......................................        279,222         807,665       5,699,997
      Drilling expenses .............................................         14,089         263,739         907,838
      Other costs and expenses ......................................         33,570          64,449         125,326
      Salaries and consulting fees ..................................         40,519          51,666         825,545
      Geophysical and geochemical ...................................          1,145          48,150         607,806
      Travel and other costs ........................................         10,154          35,876         270,155
      Assays ........................................................          3,404          34,539         221,169
      Road construction .............................................          2,510          15,385          49,740
      Reduction in carrying value ...................................           --           (67,503)           --
                                                                         ------------    ------------    ------------
           Total Exploration Costs and Expenses .....................        384,613       1,253,966       8,707,576
                                                                         ------------    ------------    ------------
General and Administrative Expenses
      Interest ......................................................        351,145         301,567         952,274
      Salaries ......................................................        190,459         206,386       1,007,997
      Depreciation and amortization .................................         50,465          60,196         211,554
      Legal, accounting & professional fees .........................         44,418          56,078         217,356
      Office and equipment rent .....................................         38,495          42,229         193,813
      Insurance .....................................................         23,771          21,392          99,850
      Travel and meals expenses .....................................         20,525          38,688         215,374
      Telephone and utilities .......................................         14,780          20,851          93,883
      Employee benefits .............................................         12,003          11,375          74,512
      Payroll taxes .................................................         10,901          14,925         106,940
      Office supplies and expense ...................................          9,128          13,163          85,759
      Repairs and maintenance .......................................          3,442           8,932          34,721
      Dues and publications .........................................          3,219           3,426          42,885
      Vehicle expenses ..............................................          2,085           1,401          21,536
      Entertainment .................................................          1,838           2,147          15,201
      Other .........................................................          1,810             810           9,019
      Taxes and Licenses ............................................          1,476           2,625           8,486
      Pension expense ...............................................          1,361           1,517           5,743
                                                                        ------------    ------------    ------------
           Total General and Administrative Expenses ................        781,321         807,708       3,396,903
                                                                        ------------    ------------    ------------
Other (Income)
      Management fee ................................................            (63)       (117,507)       (117,570)
      Sale of assets ................................................        (27,794)           --              --
      Interest ......................................................         (1,723)         (3,558)        (28,545)
                                                                        ------------    ------------    ------------
           Total Other (Income) .....................................        (29,580)       (121,065)       (173,909)
                                                                        ------------    ------------    ------------

                Loss before extraordinary item ......................      1,136,354       2,018,274      12,008,235

Extraordinary Item
      Forgiven accrued interest on stockholder loans and advances ...       (945,395)           --          (945,395)
                                                                        ------------    ------------    ------------
Net Loss ............................................................   $    190,959    $  2,018,274    $ 11,062,840
                                                                        ------------    ------------    ------------

The attached auditor's report and notes should be read with the financial statements.


                   GREAT BASIN EXPLORATION & MINING CO., INC.
                           A Development Stage Company
                  Statements of Changes in Stockholder's Equity
                 (Deficit) For the Period June 18, 1990 (Date of
                           Inception) to June 30, 1995



                                                                                                  Deficit
                                                                                                Accumulated         Total
                                                                                                  During         Stockholder's
                                                          Capital  Stock        Paid-In         Development         Equity
                                                          Shares   Amount       Capital            Stage          (Deficit)
------------------------------------------------------------------------------------------------------------------------------
Balance at June 18, 1990                                     0   $    --     $   --          $     --           $   --

Share issued October, 1990                                   1      1,000        --                --             1,000
Stock subscription receivable                                0     (1,000)       --                --            (1,000)
Net loss for the period                                      0        --         --            (2,045,581)   (2,045,581)
--------------------------------------------------- ---------------------- ---------------------------------------------------

Balance at June 30, 1991                                     1        --         --            (2,045,581)   (2,045,581)


Shares subscribed                                          500     500,000       --                --           500,000
Stock subscription receivable cancelled                      0       1,000       --                --             1,000
Share issued October, 1990 cancelled                       (1)      (1,000)      --                --            (1,000)
Net loss for the year                                        0        --         --            (3,342,493)   (3,342,493)
--------------------------------------------------- ---------------------- ---------------------------------------------------

Balance at June 30, 1992                                   500     500,000       --            (5,388,074)   (4,888,074)

Net loss for the year                                        0        --         --            (3,465,533)   (3,465,533)
--------------------------------------------------- ---------------------- ---------------------------------------------------

Balance at June 30, 1993                                   500     500,000       --            (8,853,607)   (8,353,607)


Net loss for the year                                        0        --         --            (2,018,274)   (2,018,274)
--------------------------------------------------- ---------------------- ---------------------------------------------------

Balance at June 30, 1994                                   500     500,000       --           (10,871,881)  (10,371,881)

Stockholder loans and advances
         transferred to capital                              0        --     11,250,134            --        11,250,134
Net loss for the year                                        0        --         --              (190,959)     (190,959)
--------------------------------------------------- ---------------------- ---------------------------------------------------

Balance at June 30, 1995                                   500$    500,000  $11,250,134     $ (11,062,840)  $   687,294
                                                    ---------------------- ---------------------------------------------------



The attached auditor's report and notes should be read with the financial statements.

                   GREAT BASIN EXPLORATION & MINING CO., INC.
                           A Development Stage Company
                             Statement of Cash Flows

                                                                                                        June 18, 1990
                                                                                                        (Date of
                                                                                                        Inception)
                                                                       Year Ended       Year Ended      Through
                                                                       June 30,         June 30,        June 30,
                                                                       1995             1994            1995
-------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
   Net loss ....................................................  $     (190,959)  $   (2,018,274) $   (11,062,840)
                                                                      ----------      -----------      -----------
   Adjustments to reconcile net income to net cash
      used by operating activities

        Loss on abandonment of properties ......................          65,934           99,979          446,439
        Depreciation and amortization ..........................          51,242           60,196          215,062
        Write-down of property to carrying-value ...............            --            (67,503)            --
        Loss (gain) on sale of equipment .......................         (27,794)             714          (25,688)
                                                                      ----------      -----------      -----------
        Cash provided (used) by changes in:
            Accounts payable ...................................         (25,275)        (171,209)          12,117
            Accrued expenses ...................................        (577,150)         296,099           18,247
            Accounts receivable ................................          46,618          (46,618)            --
            Prepaid expenses and advances ......................           2,994           10,789           (6,597)
                                                                     -----------      -----------      -----------
                Cash Used by Operations ........................        (654,390)      (1,835,827)     (10,403,260)
                                                                     -----------      -----------      -----------
Financing Activities:
   Fundings and loans - interest free:
      Additions ................................................            --               --          6,763,500
      Repayments ...............................................            --               --         (4,165,000)
   Contracts payable:
      Additions ................................................            --               --            100,941
      Repayments ...............................................          (4,871)          (4,649)         (93,861)
   Notes payable - stockholder
      Additions ................................................         903,620        1,195,512        8,751,634
   Account payable - joint venture partner .....................            --               --               --
   Sales of common stock .......................................            --               --            500,000
                                                                     -----------      -----------      -----------
                Cash Provided by Financing Activities ..........         898,749        1,190,863       11,857,214
                                                                     -----------      -----------      -----------
Investment Activities:
   Acquisition of property and equipment .......................        (286,815)        (186,010)      (1,514,085)
   Disposition of equipment ....................................          38,250              156           66,641
   Deposits and organization costs .............................           2,469           13,685           (5,291)
                                                                     -----------      -----------      -----------
                Cash Used in Investment Activities .............        (246,096)        (172,169)      (1,452,735)
                                                                     -----------      -----------      -----------
Increase (Decrease) in Cash ....................................          (1,737)        (817,133)           1,219
                                                                     -----------      -----------      -----------
Cash and Cash Equivalents, Beginning of Year, Period ...........           2,956          820,089             --
                                                                     -----------      -----------      -----------
Cash and Cash Equivalents, End of Year, Period .................  $        1,219   $        2,956  $         1,219
                                                                     -----------      -----------      -----------


The attached auditor's report and notes should be read with the financial statements.

                   GREAT BASIN EXPLORATION & MINING CO., INC.
                           A Development Stage Company
                          Notes to Financial Statements
                      For the Years Ended June 30, 1995 and
                 1994 and For the Period June 18, 1990 (Date of
                        Inception) Through June 30, 1995
--------------------------------------------------------------------------------

1.     NATURE OF ACTIVITIES AND SIGNIFICANT
       ACCOUNTING POLICIES

       Nature of Activities:

       The Company is a wholly-owned subsidiary of Great Basin Management Co., Inc. The Company's operations consist principally of the exploration of mineral reserves primarily in Nevada and surrounding western states. The Company also conducts exploration activities in Mexico. The Company has generated $60,000 of revenue from these operations.

       Summary of Significant Accounting Policies:

       o Ownership: As of May 31, 1995, all issued and outstanding shares of Great Basin Exploration & Mining Co., Inc. (GBEM), were purchased from Serem Gatro Canada Inc (SGC) by Great Basin Management Co., Inc. (GBM) for one dollar ($1.00). Prior to the sale, SGC contributed previous loans and advances totaling $11,250,234 to the paid-in capital of GBEM.

            A participation agreement among SGC, and GBEM and GBM was also signed as of May 31, 1995. This agreement allows SGC to elect to acquire a participation interest of up to 40% in respect to any core property and, up to 10% in respect of any other property. Core properties are properties GBEM has previously obtained with funds advanced by SGC. If SGC elects to acquire a participation interest, SGC will receive a credit for past expenditures on these core properties up to $2,222,292.

       o Mining Exploration and Development: The Company accounts for its mining operations by use of the successful efforts method. Under this method of accounting, exploration costs, including drilling, geological and geophysical costs, are expensed as incurred.
            Acquisition costs incurred as fee interests or leasehold interests are capitalized. Lease bonus costs, surveying, legal, recording and other directly related costs of acquisition are also capitalized as acquisition costs. Capitalized acquisition costs are charged to expense when the property is determined not to be commercially productive. Intangible development costs are expensed as incurred. Tangible development costs are capitalized and amortized.

       o Mining Properties: Mining Properties consist of unrecovered acquisition costs. The Company has not commenced any development work as of June 30, 1995. The Company capitalized costs directly attributable to the acquisition of mineral leases. Ultimate realization of the investment in mining properties is dependent upon the disposition of such properties or the discovery and disposition of mineral reserves.

       o Abandonment of Unproven Properties: Unproven properties are continually evaluated by management for possible impairment. Management considers all relevant facts and circumstances known about each property including the results of drilling and other exploration activities, the likelihood that additional exploration activities will be undertaken, the expiration time period for the lease, the costs of holding the lease related to claim rental and

--------------------------------------------------------------------------------

The attached auditor's report should be read with the financial statements.

                   GREAT BASIN EXPLORATION & MINING CO., INC.
                           A Development Stage Company
                          Notes to Financial Statements
                      For the Years Ended June 30, 1995 and
                 1994 and For the Period June 18, 1990 (Date of
                        Inception) Through June 30, 1995
--------------------------------------------------------------------------------

            other claim maintenance amounts including rentals and work commitments, and the likelihood that joint ventures with others may be undertaken. If management determines that continuing to hold the lease is not feasible, the capitalized land costs are charged to abandoned properties together with the current exploration costs associated with the property.

       o Depreciation: The Company provides for depreciation of automobiles and office furniture and equipment on a straight-line basis over the estimated useful lives of the assets which vary from three to five years.

       o Intangibles: Intangible assets are stated at cost less applicable amortization. Organization costs are being amortized over sixty months on a straight-line basis.

       o Provision for Reduction in Carrying Value: The Company reduces the carrying value of assets that will result in a loss upon sale, disposition or abandonment as soon as the net realizable value becomes known.

       o Income Taxes: Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period, plus or minus the change during the period in the deferred tax assets and liabilities.

       o Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results could differ from the estimates and assumptions used.

2.     UNPROVEN PROPERTIES

       The Company has capitalized lease acquisition and related costs on properties acquired but not yet proven as having commercially developable mineral reserves of $738,293 at June 30, 1995, and $516,939 at June 30, 1994. The Company has charged to expense exploration costs on these properties of $105,391 for the year ended June 30, 1995, and $518,712 for the year ended June 30, 1994. During the year ended June 30, 1995, the Company abandoned and charged to expense properties previously classified as unproven with capitalized costs of $66,934 and $159,979 during the year ended June 30, 1994.

3.     DEPOSITS

       The Company is required under various land lease and rental agreements to provide deposits in the name of the landholder to assure reclamation of the land. At June 30, 1995, and June 30, 1994, respectively, these required deposits total $4,000 and $5,000, and have been invested in time certificates of deposit in the name of the Company and the lessor.


--------------------------------------------------------------------------------

The attached auditor's report should be read with the financial statements.

                   GREAT BASIN EXPLORATION & MINING CO., INC.
                           A Development Stage Company
                          Notes to Financial Statements
                      For the Years Ended June 30, 1995 and
                 1994 and For the Period June 18, 1990 (Date of
                        Inception) Through June 30, 1995
--------------------------------------------------------------------------------

       The Company also has deposits totaling $514 and $1,983 for rent deposits and State Industrial Insurance purposes at June 30, 1995, and 1994, respectively.

4.     FUNDINGS FROM STOCKHOLDER - INTEREST
       FREE

       The Stockholder of the Company has advanced operating funds on an interest-free basis. The funds have been advanced at various dates and have no fixed repayment dates. From June 18, 1990 (Date of Inception) through May 31, 1995, interest-free fundings to the Company total $6,763,500 and repayments of these interest-free fundings total $4,165,000. The balance of these interest-free fundings to the Company totals $2,598,500. As of May 31, 1995, these interest-free fundings were contributed to paid-in-capital of the Company.

5.     NOTES PAYABLE - STOCKHOLDER

       The Company issued interest-bearing promissory notes to stockholders for fundings totaling $2,840,500.The Company has received additional fundings from stockholders totaling $5,911,134. The Company did not issue promissory notes on these additional fundings. Management of the Company believed that these fundings were subject to the same terms, conditions, and interest rates as the previous fundings evidenced by the promissory notes and has accrued interest expense on these additional fundings.

       As of May 31, 1995, Serem Gatro Canada Inc received promissory notes from the Company for fundings not evidenced by promissory notes, as well as new promissory notes for the original promissory notes. Also, as of May 31, 1995, the total amount of past fundings evidenced by the original and new promissory notes, minus $100,000 which was treated as "Bridge Financing" and required to be repaid by not later than September 30, 1995, was transferred to paid-in-capital of the Company. All promissory notes except for the "Bridge Financing" were canceled as of May 31, 1995.

       For the years ended June 30, 1995 and 1994, the Company recorded interest expense of $350,000 and $300,000 on the notes and fundings the Company believed subject to the terms, conditions and interest rates of the original promissory notes. The Company did not accrue interest expense on the fundings which have been treated as interest-free in prior years. No interest was paid on these notes and fundings during the years ended June 30, 1995 and 1994.

       As of May 31, 1995,  Serem Gatro Canada Inc forgave the interest on these
       notes  and  fundings.   The  Company  treated  this   forgiveness  as  an
       extraordinary item in the financial statements at June 30, 1995.

6.     LONG-TERM DEBT

       Note payable to a bank is due in monthly installments of $517 including interest at 10.75%, collateralized by a vehicle.


--------------------------------------------------------------------------------

The attached auditor's report should be read with the financial statements.

                   GREAT BASIN EXPLORATION & MINING CO., INC.
                           A Development Stage Company
                          Notes to Financial Statements
                      For the Years Ended June 30, 1995 and
                 1994 and For the Period June 18, 1990 (Date of
                        Inception) Through June 30, 1995
--------------------------------------------------------------------------------

                                       1995             1994
                                       ----             ----
       Total vehicle
       installment note             $ 7,080         $ 11,951

       Less: current
              maturities           (  5,758)       (   5,174)
                                    -------         --------
                                    $ 1,322        $   6,777
                                    =======        =========

       The maturity of the debt is:

            1996                                       5,758
            1997                                       1,322
                                                    --------
                                                     $ 7,080

7.     RETIREMENT PLAN

       On  November  1, 1990,  the  Company  established  a  qualified  deferred compensation plan in accordance with Section 401(k) of the Internal Revenue Code. Under terms of the plan, an eligible employee can elect to defer from 1% to 15% of his or her compensation into the retirement plan. The Company will make a discretionary contribution to the plan which will be determined each year. The total of all contributions is subject to certain limits imposed by the Internal Revenue Service. Eligible employees are all employees except employees covered by a collective bargaining agreement in which retirement benefits were the subject of good faith bargaining between the bargaining unit and the Company. The Company does not currently participate in any collective bargaining agreement. The Company made no contributions to the plan for the years ended June 30, 1995 and 1994.

8.     ABANDONMENT OF PROPERTIES

       The Company abandoned properties and charged to expense $279,222 and $807,665 in the years ended June 30, 1995 and 1994, respectively.
       Included in abandoned properties in the years ended June 30, 1995 and 1994 are:
                                      1995            1994
                                      ----            ----

       Acquisition costs         $   28,635     $  200,232
       Prior year
         acquisition costs           65,934         22,314
       Exploration costs            184,653        585,118
                                 ----------     ----------

                                  $ 279,222      $ 807,665
                                  =========      =========

9.     OPERATING LEASES

       The Company leases office space on a month-to-month basis. The monthly rent payments total $2,719. Under the prior lease agreement, the Company is also required to reimburse the landlord for its prorata share of any increases in real property taxes and the repair, maintenance and operating expenses of the common area.
--------------------------------------------------------------------------------

The attached auditor's report should be read with the financial statements.

                   GREAT BASIN EXPLORATION & MINING CO., INC.
                           A Development Stage Company
                          Notes to Financial Statements
                      For the Years Ended June 30, 1995 and
                 1994 and For the Period June 18, 1990 (Date of
                        Inception) Through June 30, 1995
--------------------------------------------------------------------------------

10.    DEFERRED INCOME TAXES

       Effective July 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires that deferred income taxes reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts. The statement generally allows the recognition of deferred tax assets related to the anticipated benefit of net operating loss ("NOL") carryforwards, subject to certain valuation allowance adjustments.

       As of June 30, 1995, the Company had a net operating loss ("NOL") carryforward for federal income tax purposes of approximately $10,815,000 that may be used in future years to offset taxable income. Utilization of the Company's NOL carryforward is subject to annual limitations due to certain stock ownership changes that have occurred or may occur. To the extent not utilized, the NOL carryforward will begin to expire in 2005.

       A valuation allowance is required by SFAS 109 if, based on the weight of available evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized. Management concluded that a valuation allowance was appropriate at June 30, 1995 and 1994, due to the inability of the Company to generate significant revenue or profits and the stock ownership changes that have occurred or may occur. Based on available evidence, management concluded that the valuation allowance at June 30, 1995 and 1994, should equal the total of the net deferred tax assets and liabilities.

       The components of deferred tax assets and liabilities pursuant to SFAS No. 109 are:

       Deferred tax assets
         Net operating losses      $3,677,000   $3,415,000
         Depreciation                  10,000        5,000
         Exploration costs             72,000       96,000
                                   ----------   ----------
                                    3,759,000    3,516,000

       Deferred tax liabilities
       Amortization of
          exploration costs            53,000       35,000

       Valuation allowance         (3,706,000)  (3,481,000)

       Net deferred tax asset      $    -0-     $   -0-
                                    =========    =========

11.    COMMITMENTS AND CONTINGENCIES

       Going Concern

       As shown in the accompanying financial statements, the Company has incurred a net operating loss of $11,062,840 for the period June 18, 1990, (Date of Inception) through June 30, 1995, and as of that date, the Company's current liabilities exceeded its current assets by $128,304.

--------------------------------------------------------------------------------

The attached auditor's report should be read with the financial statements.

                   GREAT BASIN EXPLORATION & MINING CO., INC.
                           A Development Stage Company
                          Notes to Financial Statements
                      For the Years Ended June 30, 1995 and
                 1994 and For the Period June 18, 1990 (Date of
                        Inception) Through June 30, 1995
--------------------------------------------------------------------------------


       Those factors, as well as uncertain future funding for the Company, create an uncertainty about the Company's ability to continue as a going concern. The Company's continued existence depends on the willingness and ability of its stockholder to make additional fundings as they are required to the Company.

       Great Basin Management Co., Inc., the parent company, merged with Fischer-Watt Gold Company, Inc., on January 30, 1996. Management of the Company has indicated that this merger will provide a source of additional fundings to the Company.

       Litigation

       The Company is involved in litigation concerning an injury to an individual on a former property. The matter was tried in November 1994 and a defense verdict was rendered in favor of the Company. The case is now on appeal to the Nevada Supreme Court. The attorney for the liability carrier is hopeful that the Nevada Supreme Court will uphold the jury verdict and the rulings of the trial judge. The corporate attorney believes the litigation to be the insurance company's responsibility and perceives no liability on the part of the Company. Accordingly, no liability has been recorded in the financial statements for this litigation. The Company is not involved in any other litigation.

       Exploration

       As a result of a change in mining law, the Company is subject to claim rental fees for mining claims on federally owned lands. For the assessment year ending September 1, 1994, and thereafter, the claim rental fee will be paid by August 31 of the assessment year. The change in mining law changes the timing of the payment from arrears to paid-in-advance. Leases not maintained by the Company will not be subject to the claim rental fee. Based on the number of leases the Company currently holds or is currently maintaining, the potential liability for claim rental fees is $142,800 for the year ending June 30, 1995, and $71,400 thereafter.

       The Company's property holdings require certain work commitments to be performed to satisfy holding requirements of the leases. In addition, minimum lease and/or claim rental payments must be made to satisfy the conditions of the leases. If the Company does not desire to continue to hold the lease, the Company may forfeit the property under the conditions of the lease by timely and proper notification to the lessor.

       The Company is subject to federal, state and local environmental laws and regulations. These may result in obligations to remove or mitigate the effects on the environment of the exploration activities of the Company. Management has determined that no provision for estimated liability for any cleanup is required in the financial statements.

12.    SUBSEQUENT EVENTS

       On January 3, 1996, Fischer-Watt Gold Company, Inc. (FWG) made an offer to the stockholders of Great Basin Management Co., Inc. (GBM), a Nevada corporation, the owner of the GBEM, to approve the merger of GBM Acquisition Corp., a Nevada corporation, a newly-formed, wholly-owned subsidiary of Fischer-Watt Gold Company, Inc., a Nevada corporation
       (FWG).

--------------------------------------------------------------------------------

The attached auditor's report should be read with the financial statements.

                   GREAT BASIN EXPLORATION & MINING CO., INC.
                           A Development Stage Company
                          Notes to Financial Statements
                      For the Years Ended June 30, 1995 and
                 1994 and For the Period June 18, 1990 (Date of
                        Inception) Through June 30, 1995
--------------------------------------------------------------------------------

       As a result of the Merger, GBM will become a wholly-owned subsidiary of FWG. Upon the effectiveness of the Merger, each issued and outstanding share of Common Stock of GBM, no par value, will be converted into 3,102 shares of FWG Common Stock. An aggregate of 4,125,660 shares of FWG Common Stock will be issued by FWG in the Merger, representing approximately 18.3% of the issued and outstanding shares of FWG Common Stock (approximately 14.6% on a fully-diluted basis).

       Anthony P. Taylor, Ph.D., is President and a director of GBEM, President, a director, and a stockholder of GBM and also a director of FWG.

       On December 29, 1995, the closing bid and asked prices of FWG Common Stock were $.33 and $.41, respectively. The FWG Common Stock is trade on THE NASD OTC Bulletin Board Service.

       On August 28, 1995, in anticipation of the Merger, GBM and FWG entered into a Loan agreement in which FWG agreed to loan GBM up to $108,447 so that GBM would be able to retain property positions held by the Company during the period required to perform due diligence, prepare definitive documentation and obtain necessary approvals in connection with the Merger. Under the terms of the loan agreement, as amended, the loan amount and accrued interest thereon (at 11.75% per annum) is due and payable February 1, 1996. As collateral security for the loan, GBM has pledged all of the issued and outstanding shares of stock of the Company.

                                                        Supplemental Information
--------------------------------------------------------------------------------

                   GREAT BASIN EXPLORATION & MINING CO., INC.
                           A Development Stage Company
                        SCHEDULE OF ABANDONED PROPERTIES

                               Year Ended                             Year Ended                   June 18, 1990 (Date of Inception)
                             June 30, 1995                          June 30, 1994                         Through June 30, 1995
                  ------------------------------------------------------------------------------------------------------------------
                                                                                                                          Prior Year
                   Acquistion Exploration   Prior Year    Acquistion Exploration   Prior Year    Acquistion Exploration  Acquisition
     Property         Costs      Costs   Acquisition Costs   Costs      Costs   Acquisition Costs   Costs      Costs         Costs
------------------------------------------------------------------------------------------------------------------------------------
Happy Creek         $ 19,832  $  6,831   $   --         $  6,922     $  --         $   688        $ 54,395  $  19,797   $        688
Bonanza Syndicate      5,012     43,624     65,934                                                   5,012     43,624         65,934
Pan                    3,000        178                                                              3,000        178            --
Nevada Regional          791    130,591                    3,512      204,856                       57,338    507,898         14,815
AZ/NM Copper                                              42,236       84,600           --          42,236     84,600            --
Apache                                                    27,762       32,228                       27,762     32,228            --
Oro Grande                                                27,476       28,520                       34,991     28,965            --
Santa Lucia                                               24,808        8,645                       24,808      8,645            --
Taylor Canyon                                             23,169       58,902                       41,901     76,384            --
Mesquite/Dos Homb.                                        11,400                                    46,526     48,466         79,597
Hachita                                                   11,044       23,683                       11,044     23,683            --
Raglan                                                     8,349        8,399                       36,948     87,536         10,842
Baja Recon                                                 7,741       27,704                        7,741     27,704            --
San Simon                                                  5,597        3,043                       52,809    167,050            --
Big Maria                                                    108                                       248        107            486
Bonacita                                                      80        5,435                           80      5,435            --
Mule Mountain                                                 28                                        28        107          2,120
Paymaster                                                                                          167,707    181,367            --
Limerick Canyon                                                                                    119,902    176,958         35,400
Nome                                                                                                90,383     87,178            --
Silver King                                                            51,321                       52,240    118,315         29,420
Profile Peak J. V.                                                                                  51,751    593,994            --
Plomosa                                                                                             50,961    115,670         38,524
San Francisco                                                                                       50,778    153,120            --
Wah-Wah                                                                                             42,215     50,779            --
Fireball Ridge                                                          1,291                       40,539     46,739            --
Bean                                                                                                37,982     86,781            --
Habakuk                                                                                             35,791     33,529         28,611
Freeman Springs                                                         3,563                       26,823     93,379         12,374
Cold Water Canyon                                                                                   25,206     46,342            --
Cirac                                                                                               23,334     43,601            --
Cam                                                                                                 23,331     17,160            --
Promise                                                                                             20,456     51,692            --
Hot                                                                                                 20,002     53,323            --
Eden                                                                                                19,525     52,038            --
South Cove                                                                655                       17,725     30,875            --
Golden Sage                                                                                         16,900        275            --
Picacho                                                                                             16,851     59,302            --
Shauntie Hills                                                                                      12,805     39,923            --
Big Red                                                                                             12,502     53,178            --
Baja Recon.                                                                                         12,171     93,227            --
Vinsale                                                                                             11,804     19,351            --
New Mexico Gold                                                                                     10,000       --              --
Silver Lining                                                             342                        9,749      3,196            --
Ripsey                                                                                               8,360      3,723            --
Mojave Regional                                                                                      5,869     25,321         59,664
AZ/NM Copper                                                                                         4,772     23,368            --
Antler Peak                                                                                          3,024       --              --
Utah Regional                                                                                        1,155     35,310            --


                                     - 15 -



                               Year Ended                             Year Ended                   June 18, 1990 (Date of Inception)
                             June 30, 1995                          June 30, 1994                         Through June 30, 1995
                  ------------------------------------------------------------------------------------------------------------------
                                                                                                                          Prior Year
                   Acquistion Exploration   Prior Year    Acquistion Exploration   Prior Year    Acquistion Exploration  Acquisition
     Property         Costs      Costs   Acquisition Costs   Costs      Costs   Acquisition Costs   Costs      Costs         Costs
------------------------------------------------------------------------------------------------------------------------------------
Arrowhead                                                               2,750                          926     87,074         34,452
Tonkin Springs                                                                                         680     29,436            --
Cripple Creek                                                                                          480     11,401            --
Apache Chief                                                                                           114       --            7,700
Chuckwallas                                                                                            108       --              --
North Butte                                                            15,092                          --     15,092             --
Honduras                                                               10,076                          --     10,076             --
Brazil                                                                  9,107                          --      9,107             --
Three Buttes                                                            4,906                          --      4,906             --
Santa Lucia                       3,429                                             21,626             --      3,429         21,626
Alaska Regional                                                                                        --      6,019             --
Bonancita                                                                                              --      4,699             --
Discovery Creek                                                                                        --        107          1,000
Star-Crown                                                                                             --      3,531             --
Cuddy Mountain                                                                                         --     28,232             --
Chuckwallas                                                                                            --        425             --
------------------------------------------------------------------------------------------------------------------------------------
                    $ 28,635$   184,653  $ 65,934       $200,232     $585,118      $22,314      $1,491,788 $ 3,764,955     $ 443,253
------------------------------------------------------------------------------------------------------------------------------------

The attached auditor's report should be read with this schedule.

                   GREAT BASIN EXPLORATION & MINING CO., INC.
                           A Development Stage Company
                         SCHEDULE OF UNPROVEN PROPERTIES



                              Year Ended                             Year Ended                    June 18, 1990 (Date of Inception)
                             June 30, 1995                          June 30, 1994                         Through June 30, 1995
                  ------------------------------------------------------------------------------------------------------------------
                                                                                                                          Prior Year
                   Acquistion Exploration   Prior Year   Acquistion Exploration   Prior Year    Acquistion   Exploration Acquisition
   Property          Costs      Costs    Acquistion Costs   Costs      Costs    Acquistion Costs   Costs        Costs       Costs
------------------------------------------------------------------------------------------------------------------------------------
Afgan              $ 92,596   $  25,956   $   --        $ 54,915     $264,689      $   --       $  206,704 $   393,378$         --
Red Canyon           54,530      23,163                   68,870      97,750                       140,529     245,813          --
Mill Creek           36,644       1,917                   33,078       8,623                       131,366      73,238          --
Tempo                36,469      28,571                                                             36,469      28,571          --
Coal Canyon          29,419       5,155                   47,772     109,869                       165,685     445,341          --
Kobeh Valley         22,224       2,901                   18,945         633                        42,134       7,583          --
Lode Star            15,406      17,728                                                             15,406      17,728          --
Three Buttes                                              10,162       4,906      (137,665)        137,665     208,265     (137,665)
Bonanza Syndicate                           (65,934)                  32,241                        65,934     154,311      (65,934)
Mesquite                                                                                            79,599     234,637      (79,599)
Mojave Regional                                                                                     59,664      44,433      (59,664)
Plomosa                                                                                             38,524       1,538      (38,524)
Limerick Canyon                                                                                     35,400         557      (35,400)
Arrowhead                                                                                           34,452      10,121      (34,452)
Silver KIng                                                                                         29,420         262      (29,420)
Habakuk                                                                                             28,611         100      (28,611)
Santa Lucia                                                                        (21,626)         21,626       8,244      (21,626)
Nevada Regional                                                                                     14,815      31,483      (14,815)
Freeman Springs                                                                                     12,374      13,035      (12,374)
Raglan                                                                                              10,842          91      (10,842)
Apache Chief                                                                                         7,700         --        (7,700)
Mule Mountain                                                                                        2,120         --        (2,120)
Discovery Creek                                                                                      1,000      41,803       (1,000)
Happy Creek                                                                           (688)            688     143,481         (688)
Big Maria                                                                                              486         --          (486)
Nine Mile Wash                                                                                         --       15,231          --
Picacho Wash                                                                                           --        3,986          --
Taylor Canyon                                                                                          --        3,147          --
Fireball Ridge                                                                                         --        4,528          --
------------------------------------------------------------------------------------------------------------------------------------
                    $287,288   $105,391    ($65,934)    $233,742    $518,712     ($159,979)     $1,319,213  $2,130,906    ($580,920)
------------------------------------------------------------------------------------------------------------------------------------

The attached auditor's report should be read with the schedule.

                                     - 16 -